Exhibit 10.2

LSI Corporation
Severance Policy For Executive Officers
Change-in-Control Program

Effective December 1, 2011

Administration.  This Severance Policy (the “Policy”) for executive officers (“Executive Officers”) of LSI Corporation (the “Company”) is effective as of December 1, 2011 (the “Effective Date”) following approval by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee may take such action as is necessary to interpret, implement and administer this Plan. All determinations of the Committee will be final and binding and given the maximum deference permitted by law.

Modifications. Prior to a CIC (as defined below), this Policy may be amended, revised, revoked or terminated (each, a “Policy Modification”) at the Board’s or Committee’s discretion without advance notice to any Participant and without the consent of any Participant affected by such Policy Modification. On or following a CIC, this Policy may be amended, revised, revoked or terminated at the Board’s or Committee’s discretion without advance notice to any Participant and without the consent of any Participant affected by such Policy Modification; provided, however, that a Participant’s consent must be obtained to the extent a Policy Modification has or will have an adverse impact on him or her, except to the extent such Policy Modifications are required by any applicable law, as necessary to correct administrative errors or as permitted by the Section of this Policy entitled Section 409A; and, provided, further, that this Policy shall automatically terminate 24 months following a CIC except to the extent required to complete and/or fulfill any outstanding obligations to a Participant under this Policy, in which case it shall terminate upon the completion of fulfillment of any such obligations.

Eligibility. This Policy applies to Executive Officers (“Participants”) and supersedes and replaces all other policies and plans with respect to severance related to a separation from service upon or following a Change in Control (as defined pursuant to Section 409A) of the Company (a “CIC”).

Qualifying Separation.  A Participant will be deemed to have incurred a “Qualifying Separation” for purposes of this Policy if he or she is involuntarily terminated by the Company from his or her employment without Cause (as defined below) or terminates his or her employment for Good Reason (as defined below) and, in the case of the President and Chief Executive Officer, such termination occurs upon or within 18 months following a CIC, and in the case of all other Participants, such termination occurs upon or within 12 months following a CIC.  In order to receive any severance payments or benefits hereunder, a Participant, in connection with his or her Qualifying Separation must execute a separation agreement, including a full release of claims and non-compete, non-solicitation and non-disparagement clauses for the term of the severance period, in a form satisfactory to the Company (such agreement, the “Release”), and such Release must become effective and irrevocable not later than 60 days following termination of employment (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, a Participant will forfeit any rights to severance payments and benefits under this Policy.

For purposes hereof, references to a Participant’s termination of employment or separation from service means a “separation from service” within the meaning of Section 409A. A Qualifying Separation specifically excludes termination of employment due to Cause, death or disability or termination for any reason by a Participant (other than termination for Good Reason upon or following a CIC).

For purposes hereof, “Cause” shall mean a Participant’s: (i) material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to the Company; or (ii) conduct (including action or failure to act) that is not in the best interest of, or is injurious to, the Company. The determination of whether or not a Participant shall be deemed to have engaged in conduct constituting Cause hereunder shall be made by the members of the Committee in their sole and absolute discretion.

For purposes hereof, “Good Reason”, means any of the following actions following a CIC, without a Participant’s written consent: (i) a material reduction of a Participant’s duties or responsibilities, relative to a Participant’s duties or responsibilities as in effect immediately prior to such reduction, or the assignment to a Participant of such reduced duties or responsibilities; (ii) a material reduction in a Participant’s base salary as in effect immediately prior to such reduction; or (iii) a material relocation of a Participant’s principal work facility or location; provided that a relocation of less than fifty (50) miles from a Participant’s then present office location will not be deemed material.

In addition to meeting the definition of Good Reason above, in order for a termination to be for Good Reason (A) a Participant must assert any termination for Good Reason by written notice to the Company within three (3) months of the initial existence of the condition or event that constitutes Good Reason, (B) a Participant must provide notice to the Company of the condition or event that constitutes Good Reason within 30 days of its occurrence, and (C) the Company shall have been given a period of no less than 30 days to remedy the event or condition that constitutes Good Reason and have failed to do so.

Severance Benefits. A Participant is eligible for the following severance payments and benefits if he or she has a Qualifying Separation and executes a Release which becomes effective and irrevocable by the Release Deadline:

•
Cash Payment. For the President and Chief Executive Officer, a lump sum severance payment in an amount equal, before taxes and withholdings, to 2.75 times the sum of his or her (i) annual base salary as in effect immediately prior to termination of employment (“Base Salary”), and (ii) target cash bonus under the Company’s annual bonus plan for the then current performance period (“Target Bonus”); and for all other Participants, a lump sum severance payment in an amount equal, before taxes and withholdings, to two times the sum of his or her (i) Base Salary, and (ii) Target Bonus.

•	Equity Awards. For all Participants, full accelerated vesting of all of his or her then outstanding, unvested equity awards.

•
Other Benefits. For all Participants, reimbursement of COBRA premiums for continued health benefits under the Company’s health plans for 18 months following the date employee coverage under such health plans terminates upon or following his or her Qualifying Separation, and provided a Participant timely elects continuation coverage pursuant to COBRA for Participant and/or a Participant’s eligible dependents, within the time period prescribed pursuant to COBRA.

Limitation on Payments.  If a Participant’s severance and other benefits hereunder or otherwise payable to a Participant (the “Payment”) would constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then a Participant’s Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be the greater of (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment; whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment.

If a reduction in the Payment is necessary pursuant to the preceding paragraph, reduction shall occur in the following order: (1) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (2) cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (3) reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall a Participant have any discretion with respect to the ordering of payment reductions.

Any determination required under this section entitled “Limitation on Payments” will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Firm”), whose determination will be conclusive and binding upon a Participant and the Company for all purposes.  For purposes of making the calculations required by this section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

Timing of Cash Payments.  Any cash payments (other than COBRA reimbursements) to which a Participant becomes entitled hereunder shall be made immediately following the effectiveness and irrevocability of the Release, and in no case later than March 15th of the year following the year after which a Participant’s Qualifying Separation occurred such that any such payment shall come within the “short term deferral” rule of Section 409A.

Section 409A.  Each payment or benefit under this Policy is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  For the avoidance of doubt, it is intended that this Policy and the payment of all benefits hereunder be exempt from the requirements of Section 409A under the “short-term deferral” exemption, or to otherwise comply with the requirements of Section 409A, so that none of the payments and benefits to be provided will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply.

Notwithstanding the foregoing, if severance payments or benefits payable hereunder are “deferred compensation” within the meaning of Section 409A, then such severance will be paid on the 60th day following a Participant’s Qualifying Separation, or, if later, such time as required by the next paragraph, and except as required by the next paragraph, any payment or benefit accrued during such 60 day period will be paid on the 60th day following a Participant’s Qualifying Separation.

In addition, if severance payments or benefits payable hereunder are “deferred compensation” within the meaning of Section 409A and if a Participant is a “specified employee” within the meaning of Section 409A at the time of a Participant's separation from service, then if and to the extent necessary to avoid additional taxation under Section 409A, any deferred compensation severance payments or benefits payable to a Participant under this Policy or otherwise will not be made until the earlier to occur of (i) the date that is six months and one day following the date of a Participant's separation from service and (ii) the date of a Participant's death, and all subsequent deferred compensation severance will be payable in accordance with the payment schedule applicable to each payment or benefit.

Notwithstanding anything herein to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Participant, to take such actions and make any amendments to this Policy as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any amounts or benefits to a particular Participant.

Definitions. The following words and phrases shall have the following meanings:

“Section 409A” shall mean Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance thereunder from time to time and any applicable state law equivalent, as each may be amended or promulgated from time to time.

“Code” shall mean the Internal Revenue Code of 1986.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any applicable state law equivalent.

Effect on Other Benefits/At Will Status.  All other compensation and benefits shall be governed by the applicable Company plan or agreement.  This Policy is not intended to and does not create an employment relationship for any fixed term.

Integration; Headings.  This Policy is a supplement to, and not replacement of, any acceleration of vesting and/or exercisability provisions contained in any equity award agreement or other agreements of a Participant.  To the extent not amended hereby, each equity award agreement remains in full force and effect.  The headings herein are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Governing Law.  All questions concerning the construction, validation and interpretation of this Policy will be governed by the law of the State of Delaware without regard to its conflict of laws provisions.

Successors and Assigns.  This Policy shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and upon a CIC the Company shall require its successor(s) or assign(s) to assume the Company's obligations under this Policy.